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                                                                      Exhibit 99

                                                           For Immediate Release

           Peritus Software Services Announces Settlement of Lawsuit

Westborough, MA. - January 5, 2001 - Peritus Software Services, Inc. (OTC:
PTUS.OB), a provider of solutions for software maintenance technology and services, today announced that the Company has reached a settlement in its litigation with Micah Technology Services, Inc. & Affiliated Computer Services, Inc. ("Micah").

The Company filed a lawsuit on April 28, 1999 alleging that Micah breached its contract to pay for services performed by the Company under a contract between the parties. Micah denied the claim and subsequently filed a counterclaim. Under the settlement terms executed December 18, 2000, Micah agreed to pay Peritus $320,000. In addition, both Micah and the Company have mutually agreed to a general release from further litigation. "We are pleased with a final resolution of this matter," said John Giordano, President and CEO. The Company confirmed that it has received the aforementioned payment. Accordingly, the revenue will be recorded in the fourth quarter of 2000.

About Peritus

Founded in 1991, Peritus Software Services, Inc. offers products and services that enable organizations to improve the productivity, effectiveness and quality of the software evolution process. The Peritus Software Asset Maintenance (SAM) offerings enable organizations to transform the maintenance process into an efficient, cost-effective discipline that boosts productivity and performance.

Contact:  Ronald C. Garabedian
          Vice President and Treasurer
          Peritus Software Services, Inc.
          Phone:  508-870-0963
          Fax:  508-870-0764
E-mail:   rgarabedian@peritus.com
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Peritus is a registered trademark of Peritus Software Services, Inc.